                                             Exhibit 5




                    STOCKHOLDERS AGREEMENT


                            Between


                     CORIMON CORPORATION,
                    a Delaware corporation


                              and


                STANDARD BRANDS PAINT COMPANY,
                    a Delaware corporation




                 Dated as of February 15, 1995








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                       TABLE OF CONTENTS


   Section                                                 Page

                           ARTICLE I

                          Definitions

     1.1.  Definitions  . . . . . . . . . . . . . . . . .     1
     1.2.  Other Definitions. . . . . . . . . . . . . . .     3
     1.3.  Interpretation . . . . . . . . . . . . . . . .     3


                          ARTICLE II

                     Corporate Governance

     2.1.  Composition of the Board of Directors  . . . .     3
     2.2.  Solicitation and Voting of Shares  . . . . . .     5
     2.3.  Committees . . . . . . . . . . . . . . . . . .     6
     2.4.  Material Transactions  . . . . . . . . . . . .     7
     2.5.  Enforcement of this Agreement  . . . . . . . .     7
     2.6.  Certificate of Incorporation and By-laws . . .     7


                          ARTICLE III

                      General Provisions

     3.1.  Effectiveness; Termination . . . . . . . . . .     8
     3.2.  Amendments; Waivers  . . . . . . . . . . . . .     8
     3.3.  Notices  . . . . . . . . . . . . . . . . . . .     8
     3.4.  Counterparts . . . . . . . . . . . . . . . . .     9
     3.5.  Entire Agreement; Insurance Companies;
           Otherwise No Third-Party Beneficiaries . . . .     9
     3.6.  Assignment . . . . . . . . . . . . . . . . . .     9
     3.7.  Severability . . . . . . . . . . . . . . . . .    10
     3.8.  Governing Law  . . . . . . . . . . . . . . . .    10
     3.9.  Specific Performance . . . . . . . . . . . . .    10


                           SCHEDULES

Schedule 2.1   Board of Directors
Schedule 2.6   By-Laws

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          STOCKHOLDERS AGREEMENT dated as of February 15, 1995
(this "Agreement"), between Corimon Corporation, a Delaware corporation ("Holdings"), and Standard Brands Paint Company, a
Delaware corporation ("Company").


                           RECITALS

          WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Holdings, Company and certain other parties have entered into the Investment
Agreement, dated as of the date hereof (the "Investment
Agreement");

          WHEREAS the respective boards of directors of Holdings and Company have approved the respective transactions contemplated by the Investment Agreement pursuant to which Holdings initially will own 77.4%, and Investor3, Investor4, Investor5 and Investor6 (together, the "Insurance Companies") initially will own in the aggregate approximately 4.2% of the then outstanding shares of Common Stock of Company, and the Insurance Companies will own approximately $15 million of debt of the Company; and

          WHEREAS Holdings and Company desire to establish in this Agreement certain terms and conditions concerning the corporate governance of Company and certain related matters.

          NOW, THEREFORE, in consideration of the
representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:


                           ARTICLE I

                          Definitions

          1.1.  Definitions.  For purposes of this Agreement:

          "Affiliate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" has the meaning set forth above.

          "Associate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

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          "Board of Directors" means the Board of Directors of
Company except where the context requires otherwise.

          "Director" means a member of the Board of Directors.

          "Equity Security" means (i) any Common Stock or other Voting Stock, (ii) any securities of Company convertible into or exchangeable for Common Stock or other Voting Stock or
(iii) any options, rights or warrants (or any similar securities) issued by Company to acquire Common Stock or other Voting Stock.

          "Fair Market Value" means, as of any date of determination, (i) in the case of a security, the average of the closing sale prices of such security during the 30-day period immediately preceding such date of determination on the principal United States securities exchange registered under the Exchange Act on which such security is listed or, if such security is not listed on any such exchange, the average of the closing sale prices or the closing bid quotations of such security during the 30-day period preceding such date of determination on the Nasdaq National Market or any comparable system then in use or, if no such quotations are available, the fair market value of such security as of such date of determination as determined in good faith by a majority of the Independent Directors; and (ii) in the case of property other than cash or a security, the fair market value of such property on such date of determination as determined in good faith by a majority of Independent Directors.

          "Holdings Director" means a Director who is designated for such position by Holdings in accordance with
Section 2.1 who is not an Independent Director.

          "Holdings/Insurance Companies Director" means a
Director who is designated for such position by Holdings or the Insurance Companies in accordance with Section 2.1 and who, in the case of any Holdings Director, is not an Independent Director.

          "Independent Director" means a Director of Company
(i) who is not and has never been an officer or employee of Company, any Affiliate or Associate of Company or of an entity that derived 10% or more of its revenues or earnings in its most recent fiscal year from transactions involving Company or any Affiliate or Associate of Company, (ii) who is not and has never been an officer, employee or director of Parent, Holdings or any Affiliate or Associate of Parent or Holdings, or of an entity that derived more than 10% of

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its revenues or earnings in its most recent fiscal year from transactions involving Parent, Holdings or any Affiliate or Associate of Parent or Holdings, and (iii) has no affiliation, compensation, consulting or contracting arrangement with Company, Parent, Holdings or their respective Affiliates such that a reasonable person would regard such Director as likely to be unduly influenced by management of Company, Parent or Holdings.

          "Insurance Companies Director" means a Director who is designated for such position by Insurance Companies in accordance with Section 2.1 and who may be an Independent
Director.

          "Investment Agreement" has the meaning set forth above.

          "Nominating Committee" shall mean the Nominating
Committee of the Board as described in Section 2.3(b)(ii).

          "Other Director" means a director that is not a Holdings Director, Insurance Companies Director or Independent
Director.

          "Unaffiliated Stockholders" means stockholders of
Company other than Parent or Affiliates of Parent.

          "Voting Power" means the ability to vote or to control, directly or indirectly, by proxy or otherwise the vote of any Voting Stock.

          "Voting Stock" means securities having the right to vote generally in any election of Directors of Company.

          1.2.  Other Definitions.  For purposes of this
Agreement, terms used herein but not otherwise defined shall have the meanings set forth in Section 1.1 of the Investment
Agreement.

          1.3. Interpretation. The rules of interpretation set forth in Section 1.2 of the Investment Agreement shall apply to this Agreement, and the provisions thereof shall be deemed to be incorporated by reference herein.

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                          ARTICLE II

                     Corporate Governance

          2.1.  Composition of the Board of Directors.
Subject to this Article II, the fundamental policies and strategic direction of Company shall be determined by its Board of Directors as provided in this Article II. The composition and manner of selecting Directors shall be as follows:

          (a) At and after the Funding Date, the Board of Directors shall be comprised of eight (8) Directors. At and after the Closing Date, the Board of Directors shall be comprised of ten (10) Directors. The composition of the Board of Directors, first, after the Funding Date and, second, after the Closing Date, shall be as set forth in Schedule 2.1 hereto, and the parties hereto shall take all necessary action to elect to the Board of Directors the individuals so listed; provided that Holdings may replace a Holdings Director until such time prior to Closing as it would be impracticable for inclusions in the Proxy Statement.

          For purpose of the foregoing, the Directors of the Company have been classified as "Holdings Directors", in which case they will be designated by Holdings, as "Insurance Companies Director", in which case he or she will be designated by Insurance Companies, and as "Independent Directors" or "Other Directors," in which case they will be designated by Holdings, Insurance Companies or the Nominating Committee. In case any individual in any such category is unable or unwilling to serve, the replacement shall be similarly designated. At all times, the Company will comply with the rules and policies of the New York Stock Exchange in respect of the composition of its Board of Directors, including committees thereof and the requirement that certain directors be independent.

          (c) Except as otherwise provided herein, commencing with the first election of Directors after the Closing Date, the Directors shall be designated as follows (it being understood that such designation shall include any designation of any incumbent Director for reelection to the Board):


          (i) Holdings shall have the right to designate at least seven Directors (who may also be Independent
     Directors or Other Directors);

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         (ii)  Insurance Companies (acting together under such
     procedures as they determine) shall have the right to designate one Insurance Companies Director so long as they shall beneficially own in the aggregate at least
     $1 million of debt and/or Equity Securities of the Company (valued for this purpose at Fair Market Value or at principal amount in the case of debt); and

        (iii) unless otherwise required pursuant to any agreement with a creditor of the Company, the Nominating Committee shall designate the remaining Directors, each of whom shall be an Independent Director or an Other Director.

          (d) In connection with each annual meeting of the stockholders of Company, Holdings and Insurance Companies shall have the right to designate a number of nominees for Director equal to the number of Holdings/Insurance Companies Directors that Holdings and Insurance Companies are entitled to designate pursuant to this Section 2.1 as of the date of such annual meeting. Each person so designated shall be included in management's slate of nominees for such annual meeting.

          (e)  Holdings, Insurance Companies and the
Nominating Committee, respectively, shall have the right to designate any replacement for a Director designated in accordance with this Section 2.1 by Holdings, Insurance Companies or the Nominating Committee, respectively, upon the death, resignation, retirement, disqualification, removal from office for other cause. Such replacement for any Independent Director shall also be (or, in the case of an Independent Director who is also a Director nominated by Holdings, may also be) an Independent Director. The Board of Directors shall elect each person so designated.

          (f)  Notwithstanding anything herein to the
contrary, no individual who is an officer, director, partner or principal stockholder of any competitor of Company or any of its Subsidiaries (other than Holdings and its Affiliates) or any competitor of Holdings or any of its Subsidiaries (other than Company) shall serve as a Director. Also, notwithstanding anything herein to the contrary, no provision of this agreement is intended to prevent the Company from adopting a "staggered" board of directors in accordance with applicable Delaware law in the future and, to the extent necessary, appropriate changes to this agreement shall be made to reflect any such adoption, the form of which shall be prepared by the Company and Holdings, and unless reasonably objected to by the Insurance

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Companies, shall become effective upon their execution by the
Company and Holdings.

          2.2.  Solicitation and Voting of Shares.

          (a) Company shall use its best efforts to solicit from the stockholders of Company eligible to vote for the election of Directors proxies in favor of the nominees designated by Holdings, Insurance Companies and the Nominating
Committee in accordance with Section 2.1.

          (b) In any election of Directors or any meeting of the stockholders of Company called expressly for the removal of Directors, so long as the Board of Directors includes (and will include after any such removal) the number of Holdings/Insurance Companies Directors contemplated by
Section 2.1, Holdings and its Affiliates shall be present for purposes of establishing a quorum and shall vote all their shares of Voting Stock (i) in favor of any nominee or Director designated by Holdings, Insurance Companies or the Nominating Committee in accordance with Section 2.1 and (ii) otherwise against the removal of any Director designated in accordance with Section 2.1. In any other matter submitted to a vote of the stockholders of Company, Holdings may vote any or all of its shares in its sole discretion.

          (c) Holdings agrees that it will, and will cause any of its Subsidiaries (other than Company and its Subsidiaries) to, take all action as a stockholder of Company or as is otherwise reasonably within its control, as necessary to effect the provisions of this Agreement.

          2.3. Committees. (a) Subject to the general oversight and authority of the full Board of Directors, the Board of Directors shall establish, empower and maintain the committees of the Board of Directors contemplated by this
Section 2.3.

          (b) The following committees shall be established, empowered and maintained by the Board of Directors at all times during the term of this Agreement:

          (i) an Audit Committee, consisting solely of Independent Directors;

         (ii) a Nominating Committee, responsible, among other things, for the designation of Independent
     Directors, all pursuant to Section 2.1;

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        (iii)  a Stock Option Plan Administration Committee,
     responsible, among other things, for (A) recommending to the Board of Directors, for approval by a majority of the Board of Directors, the adoption and amendment of all stock option plans of Company and (B) the administration of such plans, and consisting solely of Independent Directors and Holdings/Insurance Companies Directors who constitute disinterested persons (as such term is defined in Rule 16b-3(d) under the Exchange Act); and

         (iv) such other committees as the Board of Directors deems necessary or desirable; provided that such committees are established in accordance with the terms of this Agreement.

          (c) The number of Holdings/Insurance Companies Directors on each committee of the Board of Directors (other than the Audit Committee, the composition of which shall be as provided above) shall be the same proportion (rounded to the nearest whole number if necessary) of the total membership of such committee as the number of Holdings/Insurance Companies Directors, as the case may be, is of the entire Board of Directors.

          (d) No action by any committee of the Board of Directors shall be valid unless taken at a meeting for which adequate notice has been duly given or waived by the members of such committee. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The Board of Directors or the remaining committee members shall designate a Holdings/Insurance Companies Director to replace any absent or disqualified Holdings/Insurance Companies Director member of any committee. Each of the committees established by the Board of Directors pursuant to this Section 2.3 shall establish such other rules and procedures for its operation and governance (consistent with the terms of this Agreement) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require.

          2.4. Material Transactions. After the Closing, Company shall not enter into any contract, agreement or transaction with Holdings or any of its Affiliates described in Item 404 of Regulation S-K promulgated by the SEC unless a majority of the Independent Directors or holders of a majority of the Voting Power of the Voting Stock which is held by Unaffiliated Stockholders approve such contract, agreement or transaction; provided, however, that the restrictions contained in this Section 2.4 shall not apply to any contract, agreement or transaction that is (i)

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expressly contemplated by the Investment Agreement, this
Agreement or any other Ancillary Agreement or (ii) entered into and approved by the Board of Directors under circumstances that do not violate applicable Delaware law.

          2.5. Enforcement of this Agreement. The approval of a majority of the Independent Directors shall be all that is required for Company to seek to enforce the terms of this Agreement.

          2.6. Certificate of Incorporation and By-laws. Company and Holdings shall take or cause to be taken all lawful action necessary to ensure at all times that Company's Certificate of Incorporation and By-laws are not at any time inconsistent with the provisions of this Agreement. Not later than the Funding Date, the Board of Directors shall amend Company's By-laws to include the By-laws set forth in Schedule
2.6. At Holdings' request the Board of Directors shall adopt (and if necessary submit and recommend for approval by stockholders) other amendments to Company's Certificate of Incorporation or By-laws reasonably necessary to implement such provisions.


                          ARTICLE III

                      General Provisions

          3.1. Effectiveness; Termination. This Agreement shall become effective on the Funding Date. This Agreement shall terminate prior to the Closing Date at such time that the Investment Agreement is terminated in accordance with its terms. This Agreement shall terminate after the Closing Date upon the earliest to occur of any of the following events:

          (a) the mutual written consent of Holdings and Insurance Companies, to the extent they still have any rights under this Agreement, and Company; or

          (b) the expiration of ten (10) years from the Closing Date; or

          (c) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company in a voluntary or involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, which decree or order is not stayed, and the continuance of any such events for 60 days unless dismissed, bonded, or discharged; or

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          (d)  the beneficial ownership of all of the Common
Stock is held by only one Person.

          3.2. Amendments; Waivers. (a) This Agreement may not be amended (other than as provided in Section 2.1(f)) except by an instrument in writing signed on behalf of each of the parties; provided that no such amendment or waiver by Company shall be effective without the approval of a majority of the Independent Directors.

          (b) Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

          3.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.3):

          If to Holdings, to:

          Corimon, S.A.C.A.
          Calle Hans Neumann
          Edificio Corimon
          Los Cortijos de Lourdes
          Apartado 3654
          Caracas 1010-A, Venezuela
          Attention:  Arthur W. Broslat
          Facsimile:  (582) 203-5757

          with a copy to:

          Sullivan & Cromwell
          444 South Flower Street
          Los Angeles, California  90071
          Attention:  Frank H. Golay, Jr.
          Facsimile:  (213) 683-0457

          If to Insurance Companies, to:

          Their respective addresses set forth in
          the Investment Agreement.

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          If to Company, to:

          Standard Brands Paint Company
          4300 West 190th Street
          Torrance, California  90509-2956
          Attention:  Ronald I. Scharman
          Facsimile:  (310) 371-8770

          3.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

          3.5.  Entire Agreement; Insurance Companies;
Otherwise No Third-Party Beneficiaries. The Investment Agreement, this Agreement, the Registration Rights Agreement, the other Ancillary Agreements and the agreements contemplated hereby and thereby (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral among the parties hereto with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any person other than the parties and their permitted successors and assigns any rights or remedies, it being understood that the Insurance Companies are intended to have third-party beneficiary rights hereunder.

          3.6. Assignment. None of the parties to this Agreement shall assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that Holdings may assign all or any of its rights and obligations hereunder to any Subsidiary or Affiliate of Holdings; provided that no such assignment shall relieve Holdings of its obligations hereunder.

          3.7. Severability. If any term or provision of this Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

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          3.8.  Governing Law.  THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Delaware state court or a federal court sitting in that State and the parties hereto consent to jurisdiction before and waive any objections of venue to the Delaware Chancery Court, and agree to service of process therein in accordance with the notices provision above.

          3.9. Specific Performance. The parties hereto recognize and agree that immediate irreparable damages for which there is no adequate remedy at law would occur in the event that any provision of this Agreement is not performed in accordance with the specific terms hereof or is otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the nonbreaching party shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

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                    STOCKHOLDERS AGREEMENT


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              STANDARD BRANDS PAINT COMPANY



                              By /s/ Howard Schwartz
                                 Name:  Howard Schwartz
                                 Title:


                              CORIMON CORPORATION



                              By /s/ Arthur W. Broslat
                                 Name:  Arthur W. Broslat
                                 Title:

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                        SCHEDULE 2.1 TO
                    STOCKHOLDERS AGREEMENT
                      Board of Directors



                        After the             After the Closing
                      Funding Date                  Date

Holdings Directors:   Ron Breault             Arthur W. Broslat
                      Juan Gramanje           Ron Breault
                      Thomas White            Juan Gramanje
                                              Thomas White
                                              Charles D. Codrea


Independent           Deborah Hicks Midanek   Deborah Hicks Midanek
Directors:            Robert Dangremond       Robert Dangremond
                      William Yingling        William Yingling
                      Richard Boje            Richard Boje


Other Directors:      Ronald I. Scharman      Ronald I. Scharman